EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
ACS, Inc.	ACS, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS To Sell Portion of Federal Business to Lockheed Martin and
Acquire Lockheed’s Commercial IT Business

ACS Announces Fiscal Year 2004 Earnings Guidance

DALLAS, TEXAS: August 1, 2003 – ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today the signing of a definitive agreement to sell a substantial portion of its federal government business to Lockheed Martin for approximately $658 million which includes $70 million payable pursuant to a five-year non-compete agreement. In a concurrent transaction, ACS will acquire Lockheed Martin’s commercial information technology (IT) business for approximately $107 million. ACS will retain its BPO contract with the Department of Education to provide student loan processing services (the “DLSS contract”). The expected after-tax proceeds from the divestiture will be used to pay down debt and for general corporate purposes.

“This is a terrific win-win transaction for both companies,” said Jeff Rich, Chief Executive Officer of ACS. “Lockheed Martin is a premier player in the federal market and ACS is a premier player in the commercial market. These transactions build on our respective strengths and enable ACS to maintain our commitment to the higher education marketplace. We are thrilled to welcome the employees and clients of Lockheed Martin who are joining ACS, and we’d like to thank our federal employees for their valued contributions.”

“This transaction represents a real benefit to both Lockheed Martin and ACS as we achieve better alignment of our business portfolios,” said Vance Coffman, Chief Executive Officer of Lockheed Martin.

ACS remains firmly committed to the education market place, both at the federal and state and local government levels. The DLSS contract being retained by ACS, with current annual revenues of approximately $172 million, is currently being re-competed with an award expected in the October to November of 2003 time period. ACS is also retaining certain other assets. Revenues from the divested federal business for the year ended June 30, 2003 were approximately $685 million. Additionally, the commercial operations of ACS will continue to serve as a subcontractor on portions of the transferred business.

ACS’ commercial sector expertise will provide the acquired clients with access to additional BPO and IT services. ACS will be acquiring four data centers across the U.S., approximately 1,000 employees, and a diverse client base representing the manufacturing, automotive, retail, financial services, and communications industries. Annual recurring revenues from the acquired business approximated $240 million on a trailing basis.

The Board of Directors of both companies have approved the transactions which are subject to government, regulatory, and other approvals. The transactions are expected to be consummated during the December 2003 quarter.

ACS expects these transactions to be non-dilutive to its projected fiscal year 2004 diluted earnings per share estimates of $2.57 to $2.66 per share, excluding the impact of a significant non-recurring gain that the company expects to record once these transactions are consummated. Fiscal year 2004 revenue is estimated at $4.1 billion to $4.25 billion and assumes an October 1, 2003 effective date for the consummation of these transactions. These estimates, on a quarterly basis, are set forth in the following table ($ in millions except per share amounts).

	Q1	Q2	Q3	Q4

Revenue:	$1,015 – 1,025	$945 – 975	$1,025 – 1,065	$1,115 – 1,185
Diluted EPS:	$0.59 - 0.60	$0.62 - 0.64	$0.67 - 0.70	$0.69 - 0.72

The company will host a conference call with investors this morning at 10:00 a.m. CDT to discuss these transactions, as well as to provide financial estimates for fiscal year 2004. The dial in number for the conference call is: 877-564-0884 for domestic calls and 1-630-395-0207 for international calls. The passcode for both numbers is “ACS.” Or, you may listen to the webcast via the Internet at: www.acs-inc.com, by selecting the Investor Relations, Conference Calls segment.

Headquartered in Bethesda, Md., Lockheed Martin employs about 125,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The corporation reported 2002 sales of $26.6 billion.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.